NOTIFICATION  OF  THE  REMOVAL  FROM  LISTING  AND REGISTRATION OF THE STATED
SECURITIES

The American Stock Exchange LLC hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on February 25, 2008, pursuant to the provisions of Rule 12d2-2 (a). 17CFR240.12d2-2(a)(4)

The removal of Lehman Brothers Currency Basket Warrants, expiring February 13, 2008 is being effected because the Exchange knows or is reliably informed that on February 13, 2008 all rights pertaining to the entire class of this security were extinguished.


The security was suspended by the Exchange on February 11, 2008.